FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST INC. EXPANDS WITH THIRD SELF-STORAGE PROPERTY IN LAS VEGAS AREA

     NORTH LAS VEGAS – Nov. 2, 2010 - Strategic Storage Trust, Inc. (SSTI) – a publicly registered non-traded REIT targeting the self-storage market – announced today that it has acquired an approximately 700-unit self-storage facility in North Las Vegas.

The site will be rebranded under the SmartStopSM Self Storage trade name.

     “This is a newer building in a market that we see as having long-term potential as the economy recovers because of its historic strong population growth, a favorable climate for business and a greater average regional income than the rest of the country,” said H. Michael Schwartz, SSTI’s chairman and CEO. “We have made a commitment to Las Vegas with this being our third self-storage acquisition in the area, and we plan on continued expansion.”

     The property is located at 3155 West Ann Road in North Las Vegas and contains approximately 94,000 rentable square feet on approximately 3.23 acres of land. It is just north of the city of Las Vegas and approximately four miles west of Interstate 95 and approximately seven miles east of Interstate 115. Built in 2005, the two-story building includes an office and apartment for a resident manager. Amenities include surveillance cameras, individual locks, climate control and keypad entry.

      “The property has an advantage in being located adjacent to high traffic-generating retailers including Wal-Mart, Albertsons and Fitness 19,” said Wayne Johnson, senior vice president of acquisitions for SSTI. “The suburban setting is easily accessible to the city.”

     The Las Vegas-Paradise metropolitan area consists solely of Clark County. With 1.9 million residents in 2009, it is one of the fastest growing areas in the nation. Primary economic drivers include tourism, gaming and conventions, which in turn drive its retail and dining industries. The city serves as headquarters for the world's two largest Fortune 500 gaming companies, Harrah's Entertainment and MGM Mirage.

SSTI currently owns two other locations in the metropolitan area:

·	8501 West Charleston Blvd. in Las Vegas: Two one-story buildings with 190 units.

·	3825 South Durango Drive in Las Vegas: One two-story building with 520 units.

     Since the launch of SSTI two-and-a-half years ago, its portfolio of wholly-owned properties has expanded to include 39 properties in 15 states (Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Mississippi, Nevada, New Jersey, Pennsylvania, South Carolina, Tennessee, Texas and Virginia).

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes approximately 27,500 self storage units and 3.4 million rentable square feet of storage space. SSTI’s sponsor is Strategic Capital Holdings, which manages a growing portfolio of over 6.6 million square feet of commercial properties, including 5 million square feet of self storage facilities, with a combined market value of over $703 million. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

Media Contacts:

Vanessa Showalter
Media Strategist
Anton Communications
949-748-0542
vshowalter@antonpr.com
www.antonpr.com

Genevieve Anton
Principal
Anton Communications
714-544-6503
ganton@antonpr.com
www.antonpr.com